Bravo Brio Restaurant Group, Inc. Reports Second Quarter Financial Results
Company Revises Outlook for Full Year 2016

Columbus, Ohio - August 3, 2016 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and twenty-six week periods ended June 26, 2016. The Company also revised its outlook for the full year 2016.

Selected Second Quarter 2016 Highlights Compared to the Second Quarter 2015:

▪	Revenues decreased 4.6% to $105.2 million from $110.2 million.

▪	Total comparable restaurant sales decreased 7.1%.

▪	Comparable restaurant sales decreased 8.4% at BRAVO! and 6.4% at BRIO.

▪	Restaurant-level operating profit decreased 25.1% to $13.1 million from $17.5 million.

▪	GAAP net loss was $(0.7) million, or $(0.04) per diluted share, compared to GAAP net income of $3.8 million, or $0.24 per diluted share.

▪
Adjusted net income was $0.9 million, or $0.06 per diluted share, compared to adjusted net income of $3.8 million, or $0.24 per diluted share. Please see the reconciliation from GAAP to adjusted (non-GAAP) net income in the accompanying financial tables.

Brian O'Malley, President and Chief Executive Officer, said, “2016 is a transitional year, beginning with the second quarter as we made investments in food quality, presentation, and service. These investments are designed to improve the guest experience and rebuild sales, traffic, and profitability. In late June, we completed our roll-out of new menus that reaffirm our brands as culinary food-forward destinations by focusing on fresh ingredients, more grilled options, and greater customization. We also retrained the entire staff at each restaurant to ensure excellence in all elements of service and hospitality. While we have already seen an improvement in our satisfaction surveys, we have revised our annual outlook to reflect our recent performance and expectation that the investments made in the second quarter and the remainder of the year will provide significant long-term benefits that may not be fully realized in the current year.”

O’Malley continued, "We opened two BRAVO!'s in the first quarter and we will open a BRIO in the fourth quarter in Torrance, California. We are continuing to evaluate our restaurant portfolio and have closed two BRAVO!s in the third quarter whose leases have expired. Our capital allocation priorities this year are centered on selective reinvestments in our private dining initiative and exploring reimaging options. On a year-to-date basis, we have repurchased $3.5 million shares and will continue to use our free cash to opportunistically repurchase shares and pay-down our outstanding debt.”

Second Quarter 2016 Financial Results

Revenues decreased $5.0 million, or 4.6%, to $105.2 million in the second quarter of 2016, from $110.2 million in the second quarter of 2015. The decrease in revenues was primarily due to a 7.1% decrease in comparable restaurant sale that was partially offset by a net additional 52 operating weeks. The comparable restaurant sales decrease consisted of a 5.7% decrease in guest counts and a 1.4% decrease in average check.

Total restaurant operating costs, which include costs of sales, labor costs, operating costs and occupancy costs, decreased $0.6 million, or 0.7%, to $92.1 million in the second quarter of 2016, from $92.7 million in the second quarter of 2015. Total restaurant-level operating profit decreased $4.4 million, or 25.1%, to $13.1 million from $17.5 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 12.5% in the second quarter of 2016 from 15.9% in the second quarter of 2015. Restaurant level margins were negatively impacted by approximately100 basis points due to costs associated with the new menu roll-outs and retraining initiatives.

GAAP net loss in the second quarter of 2016 was $(0.7) million, or $(0.04) per diluted share, as compared to GAAP net income of $3.8 million, or $0.24 per diluted share, in the same period last year.

On an adjusted basis, a measure that the Company believes provides additional information to facilitate a year-over-year performance comparison, adjusted net income in the second quarter of 2016 was $0.9 million, or $0.06 per diluted share, compared to adjusted net income of $3.8 million, or $0.24 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to adjusted (non-GAAP) net income.

Second Quarter 2016 Brand Operating Highlights

Comparable restaurant sales decreased 8.4% at BRAVO! and 6.4% at BRIO. Average weekly sales for BRAVO! and BRIO were $57,900 and $78,700, respectively.

During the first quarter of 2016, the Company opened BRAVO restaurants in Grand Rapids, Michigan and Beavercreek, Ohio. As of June 26, 2016, the Company operated 53 BRAVO! restaurants, 64 BRIO restaurants, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement. Additionally, one BRIO restaurant is operated under a franchise agreement.

2016 Outlook

The Company is providing the following outlook for the 52-week period ending December 25, 2016:

▪	Revenues of $408 million to $413 million (previously $424 million to $432 million).

▪	Total comparable restaurant sales of minus 5.5% to minus 4.5% (previously minus 2.0% to flat).

▪	Development of three Company-operated restaurants.

▪	Pre-opening costs of approximately $1.5 million.

▪	GAAP net income per diluted share of $0.05 to $0.10 (previously $0.65 to $0.73).

▪
Adjusted net income per diluted share of $0.15 to $0.20, which reflects only those adjustments made during the twenty-six weeks ended June 26, 2016. Please see the reconciliation from GAAP net income to adjusted (non-GAAP) net income in the accompanying financial tables.

▪	Capital expenditures of $12.0 million to $14.0 million.

▪	Diluted share count of approximately 15.5 million.

▪	Estimated annual tax rate of approximately 10% (previously 19% to 22%).

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss second quarter 2016 financial results today at 5:00 PM ET. Hosting the call will be Brian O'Malley, President and Chief Executive Officer and Jim O'Connor, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 539-3612 , or for international callers (719) 457-2648. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 9475789. The replay will be available until Monday, August 10, 2016.

The call will also be webcast live and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations & Events’ section.

Non-GAAP Measures.

Adjusted net income and Adjusted net income per share are supplemental measures of our performance that are not required or presented in accordance with generally accepted accounting principles, or GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered by themselves or as a substitute for measures of performance prepared in accordance with GAAP.

We calculate these non-GAAP measures by adjusting net income and net income per share for the impact of certain non-comparable items that are reflected in our GAAP results. We believe these adjusted measures provide investors with additional information to facilitate the comparison of our past and present financial results and assist users of the financial statements to better understand our results. We utilize results that both include and exclude the identified items in evaluating our business performance. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will not be affected by certain unusual or non-comparable items.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 29, 2016.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 26, 2016 AND JUNE 28, 2015 (UNAUDITED)
(in thousands except per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 26, 2016		June 28, 2015		June 26, 2016		June 28, 2015
Revenues	$105,213		$110,246		$214,013		$218,415
Costs and expenses
Cost of sales	27,235	25.9%	27,536	25.0%	55,242	25.8%	55,442	25.4%
Labor	39,751	37.8%	39,147	35.5%	79,016	36.9%	77,997	35.7%
Operating	17,612	16.7%	18,018	16.3%	35,194	16.4%	35,540	16.3%
Occupancy	7,477	7.1%	8,017	7.3%	15,586	7.3%	16,099	7.4%
General and administrative expenses	6,574	6.2%	6,048	5.5%	13,245	6.2%	11,830	5.4%
Restaurant preopening costs	73	0.1%	818	0.7%	514	0.2%	1,755	0.8%
Impairment	1,249	1.2%	—	—%	1,249	0.6%	—	—%
Depreciation and amortization	5,547	5.3%	5,457	4.9%	11,080	5.2%	10,895	5.0%
Total costs and expenses	105,518	100.3%	105,041	95.3%	211,126	98.7%	209,558	95.9%
(Loss) income from operations	(305)	(0.3)%	5,205	4.7%	2,887	1.3%	8,857	4.1%
Interest expense, net	344	0.3%	384	0.3%	692	0.3%	789	0.4%
(Loss) income before income taxes	(649)	(0.6)%	4,821	4.4%	2,195	1.0%	8,068	3.7%
Income tax expense	5	—%	982	0.9%	601	0.3%	1,696	0.8%
Net (loss) income	$(654)	(0.6)%	$3,839	3.5%	$1,594	0.7%	$6,372	2.9%

Net (loss) income per basic share	$(0.04)		$0.25		$0.11		$0.42
Net (loss) income per diluted share	$(0.04)		$0.24		$0.10		$0.40
Weighted average shares outstanding-basic	14,597		15,197		14,681		15,159
Weighted average shares outstanding-diluted	14,597		15,936		15,331		15,901

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO ADJUSTED RESULTS

Asset impairment charge, net of taxes (1)	$1,249		$—		$1,124		$—
Reserve for uncertain tax positions (2)	265		—		265		—
Tax expense from excess tax deficiency for option exercises, net (3)	134		—		134		—
Income tax expense (4)	(125)		—		(125)		—
Total adjustments	1,523		—		1,523		—

Adjusted net income	$869		$3,839		$3,117		$6,372

Net income per basic share- adjusted	$0.06		$0.25		$0.21		$0.42
Net income per diluted share- adjusted	$0.06		$0.24		$0.20		$0.40

Weighted average shares outstanding-basic	14,597		15,197		14,681		15,159
Weighted average shares outstanding-diluted (5)	15,227		15,936		15,331		15,901
_________________________

1)	Reflects non-cash asset impairment charges for the thirteen weeks ended June 26, 2016 for one restaurant.

2)	Reflects the tax expense associated with the recording of a reserve for an uncertain tax position related to the potential settlement of an Internal Revenue Service audit.

3)	Reflects the excess tax deficiency associated with the exercise of stock options during the period.

4)	Reflects the adjustments for income taxes, at our effective tax rate, related to impairment charges.

5)
Diluted weighted average shares outstanding includes all potentially issuable common shares, except in a loss position, in which case diluted weighted average shares outstanding is equal to basic weighted average shares outstanding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 26, 2016 AND DECEMBER 27, 2015
(Dollars in thousands)

	June 26, 2016	December 27, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$381	$447
Accounts receivable	6,065	9,617
Tenant improvement allowance receivable	—	286
Inventories	3,134	3,163
Prepaid expenses and other current assets	1,252	1,859
Total current assets	10,832	15,372
Property and equipment — net	164,553	170,463
Deferred income taxes — net	57,686	58,054
Other assets — net	4,111	4,171
Total assets	$237,182	$248,060

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$14,454	$16,283
Accrued expenses	27,435	28,869
Deferred lease incentives	7,256	7,230
Deferred gift card revenue	12,506	14,728
Total current liabilities	61,651	67,110
Deferred lease incentives	56,268	59,553
Long-term debt	42,700	43,300
Other long-term liabilities	23,221	23,273
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,434,403 shares issued at June 26, 2016 and 20,293,296 shares issued at December 27, 2015	201,124	200,739
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at June 26, 2016 and December 27, 2015	—	—
Treasury shares, 5,977,860 shares at June 26, 2016 and 5,534,308 shares at December 27, 2015	(81,019)	(77,558)
Retained deficit	(66,763)	(68,357)
Total stockholders’ equity	53,342	54,824
Total liabilities and stockholders’ equity	$237,182	$248,060